Exhibit 10.1

IA Global, Inc.

Equity Investment Binding Term Sheet

February 11th, 2008

MATERIAL NON-PUBLIC INFORMATION

1.	Parties- IA Global, Inc. and Paper.com LLC. Need to maximize tax strategies and structures for all parties.

2.	Price- $225,000.

a)	Preferred Shares- $190,000 in preferred shares, which is convertible into 826,086 common shares at $0.23 per share (shares will be restricted from trading for 11 months following closing).

b)	$35,000 due upon closing. Closing is targeted is occur on or before 26 March, 2008.

3.	Percent ownership- 100% of Shift Resources Inc.

4.	Paper.com LLC will forgive the debt of $20,577.75 due by Shift Resources Inc., to Paper.com LLC as recorded in the pro-forma Balance Sheet (copy attached as Exhibit A).

5.

Paper.com LLC warrants and represents that Shift Resources Inc., carries no debt, short or long term, or any other liabilities, commitments; contractual or other wise, other than those disclosed in the financial statements supplied to IA Global Inc., on 2/7/08 (a copy of which is attached as Exhibit A)

6.

Management team- To be specified by IA Global, but contingent on Paper.com LLC, P.Scott Valley, and John Engel making best efforts to ensure the retention of Lorna Bundoc as Manager. Paper.com LLC, P.Scott Valley, and John Engel expressly agree that they will not offer employment to Lorna Bundoc nor, directly or indirectly, or solicit her employment.

7.

Paper.com LLC agrees to exclusively contract for services from Shift Resources at a fee equal to cost plus 3% during year 1 following closing and at a fee equal to cost plus 10% in year 2 following closing. Subsequent years services fees to be negotiated 600 days following closing. This provision will remain in force for so long as, jointly or individually, P. Scott Valley and John Engel retain a controlling interest in Paper.com LLC. Paper.com agrees to contract with IA Global at same scope of services as currently provided, which includes maintenance of site’s data: Customer Service, including processing orders and assisting current and potential end users with questions on paper; clerical accounting and maintenance of Quickbooks, and certain marketing initiatives such as Amazon, EBay, emails, monitor and assist with SEM, and communicating/supporting our affiliates. It is understood that IA Global will educate and train staff for proper knowledge and skill sets to accommodate Paper.com’s level of service requirements.

8.	P. Scott Valley, John Engel, and Paper.com LLC agree to enter into a non-competition agreement with Shift Resources Inc.

9.	Contracts date- February 28, 2008 or before.

10.	Close date- Pending signing of contracts. March 26, 2008 or before.

11.	Type of transaction- equity investment, exchange of shares and cash.

12.

Stockholder’s rights agreement- Shares cannot be traded for 11 months from the closing date. The Preferred Shares will be converted into common stock 333 days after closing and those common shares will be freely tradeable.

13.	Entry into standard management services agreement

14.	Conditions to close-

Completion of due diligence

Signing of contracts with appropriate representations and warranties by both parties

Shareholder rights agreements

Signing of management services agreement

Signing of a Services agreement between Paper.com LLC and Shift Resources Inc.

Approval by the Board of Directors of IA Global, Inc.

This term sheet is binding.

IA Global, Inc.	Paper.com LLC .

/s/ Derek Schneideman	/s/ P. Scott Valley
Derek Schneideman, CEO	P. Scott Valley

/s/ John Engel

John Engel